Exhibit 10.5
[COOLSCULPTING LOGO]

February 10, 2012

Dear Josh,

It is my great pleasure to notify you of your promotion to Senior Vice President & Chief Financial Officer, effective January 1, 2012. As CFO, you will continue to report to me and will have direct responsibility for the Finance organization. You have demonstrated to me and to the Board of Directors that, while a CFO position is not on your career's “bucket list”, you have the skills required to excel at the position. You continue to stand out for your devotion to ZELTIQ, your productivity, and your talent. I look forward to your leadership of the Finance organization and trust you will drive us all to levels of achievement that exceed our expectations.

As a result of your promotion, your Base Salary will be increased to $260,000 per year. In addition, your Variable Compensation at target will be 45% of your base salary. The Variable Compensation will be paid in accordance with our annual Bonus Plan, initially the 2012 Bonus Plan. At the recent Board Meeting, you also were approved for inclusion in the Long Term Incentive program: you will receive 26,316 shares of Stock Options and 7,692 RSUs in the 2012 grant.

In addition, you will qualify for a Change in Control provision, akin to Sergio Garcia's and mine:

Change in Control: During your employment with the Company, if a Change in Control of the Company occurs, and if you resign for Good Reason or are terminated without Cause within one year following such Change in Control, then you will receive immediate vesting of any restricted stock units, outstanding stock options or other equity awards.
“Good Reason” shall mean solely and specifically: (i) any material reduction in your base salary or any guaranteed bonus, (ii) a material diminution of your job duties or responsibilities, or (iii) a change in the location of your employment of more than 20 miles (which is material) from its current location unless such relocation is within 50 miles of your principal residence.
For purposes of this Agreement, “Change in Control” means (a) a sale of all or substantially all of the Company's assets, or (b) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction other than any transaction involving the issuance of any newly issued equity securities solely for cash.

I've enjoyed working with you through our Initial Public Offering and look forward to a great year! Congratulations on your promotion.

Sincerely,

/s/ Gordie Nye
Gordie Nye
President and Chief Executive Officer